UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 14, 2011 (December 13, 2011)

CLARCOR Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of principal executive offices)

Registrant’s telephone number, including area code:	615-771-3100

No Change
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2011, the Board of Directors of CLARCOR Inc., a Delaware corporation (NYSE: CLC) (the “Company”) appointed Christopher L. Conway, 56, as the Company's President and Chief Executive Officer and appointed Norman E. Johnson as Executive Chairman of the Company. Such appointments were anticipated and previously announced in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2011, which is hereby incorporated by reference.

In connection with his promotion to Chief Executive Officer, Mr. Conway's base salary was increased from $325,000 to $500,000 and his annual target bonus percentage was increased from 50% to 75%. He also received a grant of 70,000 stock options with an exercise price of $49.91, the closing price of the Company's stock on the date of the grant, as well as a grant 5,319 restricted stock units. Both of these grants were made pursuant to the Company's shareholder-approved 2009 Incentive Plan and vest ratably over a four-year term.

The Company did not enter into any other compensatory related agreement or arrangement with Mr. Conway in connection with his promotion, nor was any such agreement or arrangement that exists between the Company and Mr. Conway amended. Mr. Johnson's compensation for 2012 was not changed in connection with his appointment as Executive Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By /s/ Richard M. Wolfson
Richard M. Wolfson,
    Vice President, General Counsel and Secretary

Date: December 14, 2011